Exhibit (h)(8)

AMENDMENT NO. 7

ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Mutual Funds)

Thrivent Asset Management, LLC (“TAM”) and Thrivent Mutual Funds (“TMF”) hereby agree that, effective February 28, 2018, the “Thrivent High Income Municipal Bond Fund” and the “Thrivent Small Cap Growth Fund” shall each be deemed a “Fund” under the terms of the Administrative Services Agreement dated January 1, 2009, as amended, between TAM and TMF.

A revised Exhibit A is attached hereto.

THRIVENT MUTUAL FUNDS

By:	/s/ David S. Royal
David S. Royal
President and Chief Investment Officer

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Gerard V. Vaillancourt
Gerard V. Vaillancourt
Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

(Effective February 28, 2018)

1.	Thrivent Aggressive Allocation Fund
2.	Thrivent Moderately Aggressive Allocation Fund
3.	Thrivent Moderate Allocation Fund
4.	Thrivent Moderately Conservative Allocation Fund
5.	Thrivent Small Cap Stock Fund
6.	Thrivent Mid Cap Stock Fund
7.	Thrivent Partner Worldwide Allocation Fund
8.	Thrivent Large Cap Growth Fund
9.	Thrivent Large Cap Value Fund
10.	Thrivent Large Cap Stock Fund
11.	Thrivent Partner Emerging Markets Equity Fund
12.	Thrivent Growth and Income Plus Fund
13.	Thrivent Balanced Income Plus Fund
14.	Thrivent High Yield Fund
15.	Thrivent Diversified Income Plus Fund
16.	Thrivent Municipal Bond Fund
17.	Thrivent Income Fund
18.	Thrivent Opportunity Income Plus Fund
19.	Thrivent Government Bond Fund
20.	Thrivent Limited Maturity Bond Fund
21.	Thrivent Money Market Fund
22.	Thrivent Low Volatility Equity Fund
23.	Thrivent Multidimensional Income Fund
24.	Thrivent High Income Municipal Bond Fund
25.	Thrivent Small Cap Growth Fund